News Release:

Patriot Minefinders Appoints Mr. John LaGourgue to Board of Directors

       Announcement Highlights:

  American citizen with international experience in the natural resource space including gold and silver exploration
  Fortune 100 experience at a national level
  Appointment comes during period of growth for Patriot

Vancouver, B.C., January 25, 2013 - Patriot Minefinders Inc. (“Patriot”, or the “Company”) (OTCBB: PROF).

Patriot Minefinders (“Patriot”) is pleased to announce the appointment of Mr. John LaGourgue to the company’s Board of Directors, effective Jan 22, 2013. Patriot’s current board of directors is comprised of Fred Tejada, Fred Sveinson, John Schweitzer, Justin Blanchet, Michael Hofer, Perparim Alikaj and John LaGourgue.

Mr. LaGourgue is an experienced businessman in the natural resource industry with experience both internationally and in North America.

Mr. LaGourgue's past experience includes leadership roles in the oil and gas industry and as the Chief Executive Officer of a Canadian based gold and silver exploration company. Mr. LaGourgue has Board experience on public companies in both the United States and Canada. In addition to his work in the gold, silver, and oil and gas sectors, his Fortune 100 experience includes a previous national management position at EMC Corporation. Mr. LaGourgue is an American citizen and graduated from the University of Hawaii, with a Bachelor's degree in Finance, with Honors.

Mr. LaGourgue’s appointment comes as the company pursues an active path of advancing its business plan to become a major silver and gold exploration company in Mexico. Patriot’s focus is on the KM 66 project that includes a silver-gold deposit with historic resource (N1 43-101 technical report prepared in 2008) located in the mining friendly and prolific silver belt in the state of Durango, Mexico.

In 2013 Patriot plans to update the historic resource at KM 66 to current NI 43-101 standards and carry out a preliminary economic assessment to determine the potential economics of the project, in addition to drilling in the resource area to expand the resource base and exploration drilling elsewhere on the 13,400 hectare property. The work program in 2013 will be managed by Bearing Resources Ltd., the company's partner on the project. Under the terms of the LOI (see press release November 28, 2012) Patriot has the option to earn up to a 75% interest on the project. Bearing has significant experience in the area and has a technical team on the ground which makes this arrangement beneficial to Patriot at this stage of work.

About Patriot Minefinders Inc.

Patriot is operated by a management team consisting of individuals with a track record of success in mining exploration, development and production. Patriot is an exploration company focused on the development of gold and silver deposits in the known mining districts of Mexico. The execution of a Definitive Agreement on the KM 66 Project with Bearing Resources Ltd. will turn Patriot into a major explorer in the prolific silver-gold belt of Central Mexico. Patriot trades under the symbol PROF.

Fred Tejada, P.Geo, Director of Patriot, is a qualified person within the context of National Instrument 43-101, has reviewed and takes responsibility for the technical content of this news release.

On behalf of the Board

“John H. Schweitzer”

JOHN H. SCHWEITZER, CEO & Director

Patriot Minefinders Inc

700 - 510 West Hastings Street

Vancouver, B.C., Canada V6B1L8

Tel. 604-687-7160 Fax. 604-687-7165

Email: info@patriotminefinders.com

Website: www.patriotminefinders.com

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, development or exploration of the La Buena Project, any geological similarities with the Penasquito deposit or other properties in the region, and the timing of any work program or exploration activities, and any results that may be obtained.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Caution to U.S. readers

This notice references resources in the “Measured” “Indicated” and “Inferred” categories. These are terms defined under National Instrument 43-101 of the Canadian securities regulators. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. Investors are cautioned not to assume that any part or all of the material in the “Measured” or “Indicated” resource categories will ever be converted into mineral reserves. In addition, “Inferred” resources have great uncertainty as to their existence, and great uncertainty as to the economic and legal feasibility of exploiting these in a mining operation. It cannot be assumed that any part or all of an Inferred resource will ever be upgraded to a higher category. Under Canadian rules, estimates of an Inferred resource may not form the basis of pre-feasibility or feasibility studies except in rare cases. Investors are cautioned not to assume that any part or all of an Inferred resource exists or is economically or legally mineable.